EXHIBIT 15.1

February 7, 2005

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749

Re:	Registration Statement Nos. 333-120849, 333-108665, 333-100896, 333-88916, 333-32942, 333-31284, 333-80883, 333-79727, 333-04801, 33-64377 and 33-53915 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated February 7, 2005 related to our review of interim financial information.

As discussed in Note D in the Company’s quarterly report filed on Form 10-Q, effective April 1, 2003, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of SFAS 123”.

Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG

New York, New York